Exhibit 99.1

CleanCore Solutions, Inc. (ZONE) Reports Record Revenue for the
Fiscal Fourth Quarter and Full Year 2025

Fourth Quarter U.S. Revenue Exceeds $1.1 Million;
Full Year Revenue Increases 29% to $2.1 Million

Omaha, NE, August 22, 2025 - CleanCore Solutions, Inc. (NYSE American: ZONE) (“CleanCore” or the “Company”), a developer of patented technology that works as a safe and low-cost replacement for traditional cleaning chemicals, today announced financial results for the fiscal fourth quarter and full year ended June 30, 2025, and provided a business update.

Recent Business Highlights:

●	Record U.S. Revenue: Achieved $1.1 million in U.S. revenue for the fourth quarter, representing the Company’s first quarter surpassing $1 million in sales.

●	Large Purchase Order Progress: In June, the Company received a $1.37 million purchase order from a major U.S. customer. Of this, $876,000 was shipped and invoiced in Q4, with $491,000 carried forward into Q1 2026. Additionally, CleanCore received a new $261,000 purchase order from the same customer, also scheduled to ship in Q1.

●	Sanzonate Acquisition Delivering Results: Following the acquisition of the assets of Sanzonate Europe Ltd. earlier this year, CleanCore is experiencing positive benefits including new contract opportunities across Europe and an expanded international sales pipeline.

●	Balance Sheet Enhancements: Strengthened the capital structure through the conversion of over $600,000 of debt into equity and received over $400,000 of cash proceeds from warrant conversions.

“We are extremely pleased to report record fourth quarter revenue, marked by our first ever quarter exceeding $1 million in U.S. sales,” said Clayton Adams, CEO of CleanCore. “We believe our year-over-year sales growth reflects accelerating adoption of our patented aqueous ozone cleaning systems, supported by expanding demand from both new and existing customers.”

Mr. Adams continued: “In addition to increased financial performance, we are building momentum heading into fiscal 2026. We believe the large purchase orders received and partially shipped in Q4 demonstrate customer confidence in our solutions and provide visibility into continued growth.. We also strengthened our balance sheet by converting debt to equity and receiving cash from warrant exercises, positioning us to pursue new opportunities with greater financial flexibility.”

Financial Results

For the fiscal year ended June 30, 2025, revenue was approximately $2.07 million, compared to approximately $1.61 million for the fiscal year ended June 30, 2024. General and administrative expenses increased to approximately $7.08 million for the fiscal year ended June 30, 2025, compared to approximately $2.47 million for the fiscal year ended June 30, 2024. This increase was primarily related to non-cash stock-based compensation, professional and consulting fees, additional salaries and benefits, and director and officer insurance associated with the Company’s stock listing on the NYSE American. Net loss for the fiscal year ended June 30, 2025 was approximately $6.74 million, compared to approximately $2.28 million for the fiscal year ended June 30, 2024. Net loss for fiscal 2025 included non-cash stock compensation of approximately $3.20 million, compared to non-cash stock compensation of approximately $1.00 million for fiscal 2024. The Company also notes that in the fourth quarter of fiscal 2025, approximately $230,000 of revenue previously recorded in the third quarter was reversed and reclassified as intercompany sales following the Sanzonate acquisition.

The Company’s annual report on Form 10-K for the year ended June 30, 2025, is scheduled to be filed with the U.S. Securities and Exchange Commission today. The Form 10-K will also be available on the Company’s website.

The Company also advises that its audited consolidated financial statements for the fiscal year ended June 30, 2025 included in the Company’s Annual Form on 10-K will contain an audit report from its independent registered public accounting firm with a going concern. The Company is required to make public disclosure about this pursuant to NYSE American Company Guide Sections 401(h) and 610(b)).

About CleanCore Solutions, Inc.

CleanCore Solutions, Inc. (NYSE American: ZONE) is dedicated to revolutionizing cleaning and disinfection practices by harnessing the power of its patented aqueous ozone technology. The Company’s mission is to empower its customers with cost-effective, sustainable solutions that surpass traditional cleaning methods. Through innovation and commitment to excellence, CleanCore strives to create a healthier, greener future for generations to come. For more information, please visit https://www.cleancoresol.com/.

Forward Looking Statements

This press release contains information about our views of future expectations, plans, and prospects with respect to CleanCore’s business, financial condition, and results of operations that constitute or may constitute forward-looking statements. Any and all forward-looking statements are based on the management’s beliefs, assumptions, and expectations of CleanCore’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although CleanCore believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. CleanCore does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Forward-looking statements are subject to a number of factors, risks, and uncertainties, some of which are not currently known to us, that may cause CleanCore’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Investor Relations:
Crescendo Communications, LLC
Email: zone@crescendo-ir.com
Tel: (212) 671-1020

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